Exhibit 99.1

Press Release | For Distribution

Zix Corporation Adds Marcy Campbell to Board of Directors

DALLAS — March 10, 2020 — Zix Corporation (Zix) (NASDAQ: ZIXI), a leading provider of cloud email security solutions, a leading provider of cloud email security, compliance and productivity solutions, today announced that Marcy Campbell, vice president and general manager North America and Australia sales and head of global sales operations for PayPal, has been elected to Zix’s board of directors.

“Marcy is a valuable addition to Zix’s board as the company continues to evolve and grow,” said David Wagner, CEO of Zix. “Her strong go-to-market experience across small and large enterprises will be extremely valuable as we continue to march toward our vision of scaling into the leading cloud-based email security and productivity solutions provider in the marketplace.”

Ms. Campbell brings 25 years of experience leading high-performance sales, business development, general management, product development and marketing operations at large and small enterprises. She previously served as vice president of worldwide sales and accounts for Braintree, a division of PayPal, and as vice president of sales and general manager of North America. Prior to joining PayPal, Ms. Campbell held leadership positions at Qubole, Engine Yard, Netscape, and IBM.

“I’m honored and excited to join the Zix board,” said Ms. Campbell. “I look forward to working with the Board and management team as we pursue a shared goal of bringing cloud-based email security and productivity solutions to more people.”

About Zix Corporation

Zix Corporation (Zix) is a leader in email security, compliance and productivity solutions for businesses of all sizes. Trusted by the nation’s most influential institutions in healthcare, finance and government, Zix delivers a superior experience and easy-to-use solutions for email encryption and data loss prevention, advanced threat protection and unified information archiving. Zix enables its customers to better secure data and meet compliance needs. Zix is publicly traded on the Nasdaq Global Market under the symbol ZIXI. For more information, visit www.zixcorp.com.

###

www.zixcorp.com

Press Release | For Distribution

Zix Company Contact

Geoff Bibby

(214) 370-2241

gbibby@zixcorp.com

Zix Media Contact

Hanah Johnson

(617) 960 8892

zix@marchcomms.com

Zix Investor Contact

Matt Glover and Tom Colton

Gateway Investor Relations

(949) 574-3860

ZIXI@gatewayir.com

www.zixcorp.com